SECOND SUPPLEMENTAL INDENTURE

        This SECOND SUPPLEMENTAL INDENTURE, dated as of September 1, 2001 (the "Second Supplemental Indenture"), is made and entered into by and among SESI, L.L.C., a Delaware limited liability company (the "Company"), Workstrings, L.L.C., a Louisiana limited liability company ("Workstrings"), Technical Limit Drillstrings, Inc., a Louisiana corporation ("TLD"), and The Bank of New York, as trustee (the "Trustee"), pursuant to an Indenture, dated as of May 2, 2001 and amended as of July 9, 2001, among the Company, Superior Energy Services, Inc., the Subsidiary Guarantors named therein and the Trustee (the "Indenture"). All capitalized terms used in this Second Supplemental Indenture that are not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.

RECITALS

        WHEREAS, Workstrings and TLD desire to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture;

        WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes without the consent of any Holder of a Note to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;

        WHEREAS, the Company desires to amend the Indenture and the Notes to add Workstrings and TLD as Guarantors with respect to the Notes; and

        WHEREAS, the Company, Workstrings, TLD and the Trustee are executing and delivering this Second Supplemental Indenture in order to provide that Workstrings and TLD shall Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE
AMENDMENT TO INDENTURE

                    Section 1.1     Addition of Subsidiary Guarantors. Workstrings and TLD each hereby agree to Guarantee the Company's obligations with respect to the Notes on the terms provided for in the Indenture for the benefit of the Holders of the (i) Exchange Notes and (ii) if and when issued, any Additional Notes that the Company may from time to time choose to issue pursuant to the Indenture.

                    Section 1.2     Definition. The definition of "Subsidiary Guarantor" contained in Section 1.01 of the Indenture is hereby amended to include Workstrings, L.L.C and Technical Limit Drillstrings, Inc. as Subsidiary Guarantors.

ARTICLE II
GENERAL PROVISIONS

                    Section 2.1.     Effectiveness of Amendment. This Second Supplemental Indenture is effective as of the date first written above.

                    Section 2.2.     Ratification of Indenture. The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Second Supplemental Indenture. The Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

                    Section 2.3.     Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Second Supplemental Indenture, the Company is delivering to the Trustee:

                    (a)    an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, the Second Supplemental Indenture is permitted by the Indenture and all conditions precedent and covenants, if any, provided for in the Indenture relating to the amendment and supplement of the Indenture have been satisfied; and

                    (b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee meeting the requirements set forth in Section 9.06 of the Indenture.

                    Section 2.4.     Effect of Headings. The Article and Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction of this Second Supplemental Indenture.

                    Section 2.5.     Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                    Section 2.6.     Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Second Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Second Supplemental Indenture.

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        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

SESI, L.L.C., a Delaware limited liability company

By:	Superior Energy Services, Inc. as managing member

	By:	/s/ Robert S. Taylor
Robert S. Taylor Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK as Trustee

By:	/s/ Robert A. Massimillo
Robert A. Massimillo Assistant Vice President

WORKSTRINGS, L.L.C.

By:	/s/ Robert S. Taylor
Robert S. Taylor Treasurer

TECHNICAL LIMIT DRILLSTRINGS, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor Treasurer